UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2025

TEXTRON INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-5480	05-0315468
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

40 Westminster Street, Providence, Rhode Island 02903

(Address of principal executive offices)

Registrant’s telephone number, including area code: (401) 421-2800

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock – par value $0.125	TXT	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) (c) (d) On October 22, 2025, the Board of Directors (the “Board”) of Textron Inc. (the “Company”) appointed Lisa M. Atherton, the Company’s current President and CEO of the Company’s Bell segment, as the next President and Chief Executive Officer of the Company and as a member of the Board, both to be effective January 4, 2026. Ms. Atherton will not serve on any of the Committees of the Board.

Ms. Atherton will succeed Scott C. Donnelly as the Company’s President and Chief Executive Officer. Mr. Donnelly will continue to serve as Chairman of the Board and, effective January 4, 2026, will become Executive Chairman of the Board.

Ms. Atherton, 51, joined the Company in 2007 and has held positions of increasing responsibility, most recently as the President and CEO of Bell, a position to which she was appointed in April 2023 after joining Bell as Chief Operating Officer in January 2023. From 2017 until January 2023, Ms. Atherton lead the Company’s Textron Systems segment as its President and CEO. She has served on Board of Directors of Southwest Airlines since 2024.

In connection with her appointment, the Company and Ms. Atherton entered into a letter agreement pursuant to which, as compensation for her new role as President and Chief Executive Officer, Ms. Atherton will receive an annual base salary of $1.3M and target annual incentive compensation of 150% of her base salary, effective January 4, 2026. Ms. Atherton will also participate in the Company’s long-term incentive compensation program for executive officers and will receive a long-term incentive compensation award for 2026 with a target value on the grant date of $10M. This award will consist of the same mix of performance share units, restricted stock units, and stock options as received by the other executive officers and will be granted on the same day as the Company’s annual executive LTI awards are granted to other Company officers. Ms. Atherton will be eligible for severance benefits under the terms and conditions of the Severance Plan for Textron Key Executives (the “Plan”), provided that she would be entitled to lump sum severance payments in amounts greater than those provided by the Plan, as follows: (i) in the event of a not for cause termination, a severance payment of two times the severance payment provided by the Plan and (ii) in the event of a termination within two years following a change in control, a severance payment of three times the severance payment provided by the Plan. She also will be eligible to participate in Textron’s other benefit plans and programs for key executives, all in a manner and on terms and conditions similar to Textron’s other executive officers. The foregoing description is a summary of the compensation arrangements with Ms. Atherton and is qualified by reference to her letter agreement which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Mr. Donnelly will continue as an executive officer of the Company, serving as Executive Chairman. As compensation for this role, Mr. Donnelly will receive an annual base salary of $1.485M and target annual incentive compensation of 170% of his base salary, effective January 4, 2026. For 2026, Mr. Donnelly will receive a long-term incentive compensation award with a target value on the grant date of $4.8M in the same mix of performance share units, restricted stock units, and stock options as other executive officers. As Executive Chairman, he also will continue to be eligible to participate in Textron’s other benefit plans and programs for key executives, all in a manner and on terms and conditions similar to Textron’s other executive officers. He also will continue to receive certain perquisites consistent with those provided to him while serving as CEO.

A copy of the press release issued by the Company regarding these matters is filed herewith as Exhibit 99.1.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 22, 2025, the Board approved an amendment to the Company’s amended and restated by-laws (the “Amendment”) of the Company, to be effective immediately. The Amendment was adopted to accommodate the appointment of an Executive Chairman of the Board who shall be an executive officer of the Company, distinct from the Chief Executive Officer, and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

The preceding description is qualified in its entirely by reference to the Amendment which is filed herewith as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits:

The following exhibits are filed herewith:

Exhibit Number	Description
3.1	Amendment No. 1 to Amended and Restated By-Laws of Textron Inc.
10.1	Letter Agreement, dated as of October 22, 2025, between Textron Inc. and Lisa Atherton.
99.1	Press release dated October 22, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTRON INC.

By:	/s/ E. Robert Lupone
E. Robert Lupone
Executive Vice President, General Counsel And Secretary

Date: October 22, 2025